Exhibit-99.1

FOR IMMEDIATE RELEASE

Contact: Joseph C. O’Neill, Jr.,

EVP/ Chief Financial Officer

(267) 280-4000

HV BANCORP, INC. REPORTS RESULTS FOR THE QUARTER ENDED  JUNE 30, 2020

Doylestown, Pennsylvania-August 6, 2020. HV Bancorp, Inc. (the “Company”) (Nasdaq Capital Market: HVBC), the holding company of Huntingdon Valley Bank (the “Bank”), reported net income of $1.5 million or $0.73 per basic and diluted share, for the quarter ended June 30, 2020 versus net income of $408,000, or $0.20 per basic and diluted share, for the quarter ended June 30, 2019. The Company reported net income of $1.6 million ($0.80 per basic and diluted shares) for the six month ended June 30, 2020 versus net income of $470,000 ($0.23 per basic share) for the six months ended June 30, 2019.

“We are pleased to report record quarterly revenue and earnings, as the team at HVB continues to navigate the complexities, impact and ongoing challenges of the COVID-19 pandemic. The pandemic’s continued impact on our employees, customers and communities remain at the forefront of our thoughts and actions.  The dedication shown by HVB team during this period of unprecedented uncertainty is noteworthy and commendable.” Commented Travis J. Thompson, Esq., Chairman, President & CEO:  “To deliver a high quality customer experience while originating a record $138 million in residential mortgages in the quarter, and simultaneously meeting the critical financing needs of both new and existing business customers by successfully processing and funding over 450 PPP loans with an outstanding balance of $73.2 million in the same quarter, shows that our team has evolved HVB into one of the region’s high performing small banks.”

Finally, Mr. Thompson noted “We are closely monitoring all modified loans and any other loans to customers potentially at risk due to the COVID-19 induced economic slowdown and we have adjusted our loan loss provisions accordingly.  The physical and financial health and safety of our bank, employees and customers remains the highest priority.”

Highlights for the quarter and six months ended June 30, 2020 include:

•

Net income for the quarter was up 267% to $1,496,000 compared to $408,000 from the same period in 2019. For the six month period, net income was $1,645,000 compared to $470,000 in the same period in 2019, an increase of 250%.

•

Total combined revenue, comprising interest and non-interest income, for the quarter ended June 30, 2020 was $7.3 million, an increase of $2.5 million or 51% higher from the same period in 2019. For the six months ended June 30, 2020, total interest and non-interest income was $12.4 million an increase of $3.9 million or 46% higher from the same period in 2019.

•

Net interest income increased $549,000 and $649,000 to $2.6 million and $4.7 million, respectively for the three and six months ended June 30, 2020 from $2.0 million and $4.0 million, respectively for the three and six months ended June 30, 2019, respectively.

•

Non-interest income increased $2.0 million and $3.2 million to $3.9 million and $6.1 million, respectively for the three and six months ended June 30, 2020 from $1.9 million and $2.9 million, respectively for the three and six months ended June 30, 2019, respectively.

COVID-19 Update:

•	Through participation in the PPP, the Company processed over 450 applications from new and existing customers with an aggregate outstanding balance of $73.2 million as of June 30, 2020.

•

During the second quarter of 2020, the Company utilized the Federal Reserve’s Paycheck Protection Program Liquidity Facility (“PPPLF”) to fund a portion of PPP loans. As of June 30, 2020, the Company had $47.8 million in PPPLF advances outstanding.

•

As of June 30, 2020, the Company accommodated 73 loan requests with an aggregate outstanding balance of $29.0 million of payment deferrals for certain borrowers that were impacted by COVID-19. This outstanding balance included 48 residential loans totaling $21.3 million collateralized by first position liens, and 17 commercial loans totaling $7.7 million, including $4.5 million of commercial real estate collateralized by first position liens.  (Through August 6, 2020, there were 17 residential loans totaling $8.2 million collateralized by first position liens, and 3 commercial loans totaling $1.7 million in payment deferrals impacted by COVID-19).

•

By end of June, our employees started returning to their offices on a rotating basis with branch lobby services reopening to accommodate customers’ needs. This gradual process was met with close adherence to health and safety-related requirements.

•

The Company continues to monitoring its liquidity and capital. As of June 30, 2020, our capital ratios exceeded “well- capitalized” requirements (see selected consolidated financial data and other data).  As of June 30, 2020, the Company maintained $28.7 million, or 6.8% of total assets, of cash and cash equivalents and $155.1 million, or 36.5% of total assets, of available borrowing capacity. The $155.1 million of available borrowing capacity consisted of unused borrowing capacity of $125.4 million at the Federal Home Loan Bank of Pittsburgh, (“FHLB”), $25.4 million of borrowing capacity with the Federal Reserve’s PPPLF, $3.0 million of borrowing capacity from the Atlantic Community Bankers Bank and a $1.3 million line of credit at the Federal Reserve Bank of Philadelphia.

Balance Sheet:  June 30, 2020 compared to June 30, 2019

Total assets increased $80.5 million, or 23.4%, to $424.7 million at June 30, 2020, from $344.2 million at June 30, 2019. The growth in total assets was primarily due to increases of $68.8 million in loans receivable, $9.7 million in loans held for sale, $8.4 million in cash and cash equivalents offset by a decrease of $16.6 million in available-for-sale and held-to-maturity investment securities. Included in total assets at June 30, 2020 is a right-of-use asset of $7.9 million as part of the adoption of ASU 2016-02, Leases (Topic 842). The Company adopted ASU 2016-02, Leases (Topic 842) on July 1, 2019, which required recognition of the right-to-use asset and associated lease liability.

Total liabilities increased $78.0 million, or 25.0%, to $389.5 million at June 30, 2020, from $311.5 million at June 30, 2019. The increase in total liabilities was primarily from a $47.8 million increase in advances from the PPPLF, $25.5 million increase in deposits offset by a $3.8 million decrease in securities sold under agreements to repurchase and $1.0 million decrease in advances from the FHLB. Deposits increased $25.5 million from June 30, 2020 to June 30, 2019 primarily as a result of a $54.1 million increase in our core deposits offset by $28.6 million decrease in certificate of deposits. Our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) increased $54.1 million, or 27.9%, to $247.9 million at June 30, 2020 from $193.8 million at June 30, 2019. Offsetting this increase, was a decrease of $28.6 million, or 35.2% in certificates of deposit to $52.7 million at June 30, 2020 from $81.3 million at June 30, 2019. This decrease was primarily from a $31.0 million decrease in certificate of deposits issued through a broker which have a higher deposit cost. Included in total liabilities at June 30, 2020 is $8.1 million in operating lease liabilities as part of the adoption of ASU 2016-02, Leases (Topic 842) on July 1, 2019.

Total shareholders’ equity increased $2.6 million, or 8.0%, to $35.3 million at June 30, 2020 compared to $32.7 million at June 30, 2019. The increase was primarily due to net income of $2.2 million, $247,000 increase in share based compensation expense combined with ESOP shares committed to be released of $132,000 and $88,000 increase in other comprehensive income due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio. In addition, a stock option exercise of $24,000 contributed to the increase in total shareholders’ equity. Offsetting these increases was $376,000 in treasury stock repurchases primarily as part of the stock repurchase plan approved in April 2019. Included in retained earnings at June 30, 2020, is an adjustment of $277,000 for the recognition of the deferred gain on sale-leaseback of buildings as part of the adoption of AU 2016-02, Leases (Topic 842).

Balance Sheet:  June 30, 2020 compared to December 31, 2019

Total assets increased $70.1 million, or 19.8%, to $424.7 million at June 30, 2020, from $354.6 million at December 31, 2019. The growth in total assets was primarily due to increases of $54.5 million in loans receivable, $8.0 million in cash and cash equivalents, $5.6 million in loans held for sale and $1.9 million in the operating lease right-of-use asset offset by a decrease of $2.5 million in available-for-sale investment securities.

Total liabilities increased $68.5 million, or 21.3%, to $389.5 million at June 30, 2020, from $321.0 million at December 31, 2019. The increase in total liabilities was primarily from a $47.8 increase in advances from the PPPLF, $16.8 million increase in deposits, $2.1 million increase in operating lease liabilities and $1.0 million increase in other liabilities. Deposits increased because of our core deposits (consisting of demand deposits, money market deposit accounts, passbook and statement savings accounts, and checking accounts) which increased $32.4 million, or 15.0%, to $247.9 million at June 30, 2020 from $215.5 million at December 31, 2019. Offsetting this increase, was a decrease of $15.6 million, or 22.8% in certificates of deposit to $52.7 million at June 30, 2020 from $68.3 million at December 31, 2019. This decrease in certificate of deposits was primarily from a $12.5 million decrease in certificate of deposits issued through a broker.

Total shareholders’ equity increased $1.7 million, or 5.1% to $35.3 million at June 30, 2020 compared to $33.6 million at December 31, 2019. The increase was primarily due to net income of $1.6 million, $176,000 increase in other comprehensive income due to the fair value adjustments, net of deferred tax, on the investment securities available-for-sale portfolio and a $124,000 increase in share based compensation expense. In addition, ESOP shares committed to be released of $65,000 and a stock option exercise of $24,000 contributed to the increase in total shareholders’ equity. Offsetting these increases was $376,000 in treasury stock repurchases primarily as part of the stock repurchase plan approved in April 2019.

Income Statement: June 30, 2020 compared to June 30, 2019

Net Interest Income:

Net interest income increased $549,000 to $2.6 million for the quarter ended June 30, 2020, from $2.0 million for quarter ended June 30, 2019. The increase reflected a $26.5 million increase in our net interest-earning assets, which increased to $70.6 million for the quarter ended June 30, 2020 from $44.1 million for the quarter ended June 30, 2019.  Net interest income increased $649,000 to $4.7 million for the six months ended June 30, 2020 from $4.0 million for six months ended June 30, 2019. Our net interest-earning assets increased $19.9 million to $62.8 million for the six months ended June 30, 2020 from $42.9 million for the six months ended June 30, 2019.

Provision for loan losses:

Provision for loan losses increased by $163,000 to $450,000 for the quarter ended June 30, 2020 from $287,000 during the quarter ended June 30, 2019. During the quarter ended June 30, 2020, we recorded net charge-offs of $154,000. Provision for loan losses increased by $33,000 to $561,000 for the six months ended June 30, 2020 from $528,000 during the six months ended June 30, 2019. During the six months ended June 30, 2020, total charge-offs of $154,000 were recorded and $1,000 of recoveries were received compared to total charge-offs of $305,000 were recorded and $3,000 of recoveries were received during the six months ended June 30, 2019. Due to continued uncertainty of the economic conditions resulting from the COVID-19 pandemic, the Company increased the qualitative factors in the calculation of the allowance for loan losses. Due to the continued uncertainty of the impact, the Company will continue to monitor and additional adjustment to the allowance for loan losses may be necessary.

Non-Interest Income:

Non-interest income was $3.9 million and $6.1 million for the quarter and six months ended June 30, 2020, respectively, compared to $1.9 million and $2.9 million for the same periods in 2019. The increase in non-interest income of $2.0 million to $3.9 million for the quarter ended June 30, 2020 compared to $1.9 million for the same period in 2019 was primarily due to a $1.9 million increase in gain on sales of loans, net. The increase in non-interest income of $3.2 million to $6.1 million for the six months ended June 30, 2020 from $2.9 million for the six months ended June 30, 2019 was primarily a $2.7 million increase in the gain on sales of loans, net, a $300,000 increase in gain from derivative instruments and a $133,000 increase in gain on sale of available-for-sale securities.

Non-Interest Expense:

Total non-interest expense increased $835,000, or 26.6%, to $4.0 million for the quarter ended June 30, 2020 from $3.1 million for the quarter ended June 30, 2019 and increased $2.1 million, or 35.3%, to $7.9 million for the six months ended June 30, 2020 from $5.8 million for the six months ended June 30, 2019.  The increase for the quarter ended June 30, 2020 compared to the quarter ended June 30, 2019 was primarily a result of increases of $455,000 in salaries and employee benefits, $249,000 in other expenses, $66,000 in occupancy expense and $59,000 in data processing related operations costs. Salaries and employee benefits increased as full time equivalent (FTE) employees increased to one-hundred as of June 30, 2020 from ninety-two as of June 30, 2019 primarily as a result of the expansion of the Company’s lending and business banking operations. For the six months ended June 30, 2020, the increase was primarily a result of additional salaries and employee benefits of $1.3 million, other expenses of $451,000 related to other consulting fees and organizational expenses and occupancy expenses of $177,000.

Income Taxes:

Income tax expense was $590,000 and $638,000 for the quarter and six months ended June 30, 2020, respectively, compared to $126,000 and $102,000 during the same periods in fiscal year 2019. The increase in income tax expense for the quarter and six months ended June 30, 2020, respectively compared to the same periods a year ago reflected an increase in income before taxes.

Net Income & Book Value:

Net income increased $1.1 million to $1.5 million, or approximately $0.73 cents per basic and diluted share for the quarter ended June 30, 2020, as compared to $408,000, or approximately $0.20 cents per basic and diluted share for the quarter ended June 30, 2019.  Net income increased $1.2 million to $1.6 million, or approximately $0.80 cents per basic and diluted share for the six months ended June 30, 2020, as compared to $470,000, or approximately $0.23 cents per basic and diluted share for the six months ended June 30, 2019. Book value per share increased from $14.40 at June 30, 2019 to $15.75 at June 30, 2020.

Asset quality:

At June 30, 2020, the Company’s non-performing assets totaled $2.8 million, or 0.65% of total assets compared to $3.7 million or 1.04% at December 31, 2019. Non-performing assets decreased primarily because of a $639,000 decrease in one-to four-family residential real estate loans and a decrease of $308,000 in home equity and HELOCs loans compared to December 31, 2019. There were no non-accruing troubled debt restructurings at June 30, 2020 and December 31, 2019.

The allowance for loan losses totaled $1.8 million, or 0.59% of total loans and 66.5% of total non-performing loans at June 30, 2020 as compared to $1.4 million, or 0.56% of total loans and 38.8% of total non-performing loans at December 31, 2019.

About HV Bancorp, Inc.

HV Bancorp, Inc. (Nasdaq Capital Market: HVBC) is a bank holding company headquartered in Doylestown, PA. Through its wholly owned subsidiary Huntingdon Valley Bank, we primarily serve communities located in Montgomery, Bucks and Philadelphia Counties in Pennsylvania and New Castle County in Delaware from our executive office, four full service bank offices and one limited service bank office. We also operate four loan production offices in our geographical footprint.

Forward-Looking Statements

Certain statements contained herein are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. Such forward-looking statements are subject to risk and uncertainties described in our SEC filings, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, the negative impact of severe wide-ranging and continuing disruptions caused by the spread of coronavirus COVID-19 on current operations, customers and the economy in general, changes in interest rate environment, increases in nonperforming loans, legislative and regulatory changes that adversely affect the business of the Company and the Bank, and changes in the securities markets. Except as required by law, the Company does not undertake any obligation to update any forward-looking statements to reflect changes in belief, expectations or event.

Selected Consolidated Financial and Other Data

	At June 30, 2020	At December 31, 2019	At June 30, 2019
(In thousands)	Unaudited
Financial Condition Data:
Total assets	$424,738	$354,586	$344,195
Cash and cash equivalents	28,651	20,625	20,234
Investment securities available-for-sale, at fair value	18,639	21,156	35,236
Equity securities	500	500	500
Loans held for sale at fair value	43,485	37,876	33,748
Loans receivable, net	309,563	255,032	240,786
Deposits	300,571	283,767	275,130
Federal Home Loan Bank advances	27,000	27,000	28,000
Federal Reserve's PPPLF advances	47,834	—	—
Securities sold under agreements to repurchase	—	—	3,789
Total liabilities	389,481	320,987	311,515
Total shareholders’ equity	35,257	33,599	32,680

	For the Three Months Ended		For the Six Months Ended
	June 30		June 30
	2020	2019	2020	2019
(In thousands except per share data)	(Unaudited)		(Unaudited)
Operating Data:
Interest income	$3,328	$2,859	$6,354	$5,587
Interest expense	758	838	1,691	1,573
Net interest income	2,570	2,021	4,663	4,014
Provision for loan losses	450	287	561	528
Net interest income after provision for loan losses	2,120	1,734	4,102	3,486
Gain on sale of loans, net	2,327	407	3,956	1,297
Other non-interest income	1,618	1,537	2,133	1,633
Non-interest income	3,945	1,944	6,089	2,930
Non-interest expense	3,979	3,144	7,908	5,844
Income before income taxes	2,086	534	2,283	572
Income tax expense	590	126	638	102
Net income	$1,496	$408	$1,645	$470

Earnings per share-Basic	$0.73	$0.20	$0.80	$0.23
Earnings per share -Diluted	$0.73	$0.20	$0.80	$0.23
Dividends Declared per share	N/A	N/A	N/A	N/A
Average common shares outstanding- Basic	2,035,553	2,038,596	2,044,620	2,036,002
Average common shares outstanding- Diluted	2,035,553	2,038,596	2,044,620	2,036,002
Shares outstanding end of period	2,239,253	2,268,917	2,239,253	2,268,917

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Performance Ratios:
Return on average assets (1)	1.53%	0.51%	0.88%	0.30%
Return on average equity (1)	17.48	5.10	9.72	2.97
Interest rate spread (2)	2.57	2.45	2.41	2.47
Net interest margin (3)	2.75	2.63	2.62	2.64
Efficiency ratio (4)	61.07	79.29	73.55	84.16
Average interest-earning assets to average interest-bearing liabilities	123.33	116.74	121.37	116.40

Asset Quality Ratios (5):
Non-performing assets as a percent of total assets	0.65%	0.95%	0.65%	0.95%
Non-performing loans as a percent of total loans	0.90	1.36	0.90	1.36
Allowance for loan losses as a percent of non-performing loans	66.49	36.08	66.49	36.08
Allowance for loan losses as a percent of total loans	0.59	0.49	0.59	0.49
Net charge-offs to average outstanding loans during the period	0.05	0.07	0.06	0.13

Capital Ratios: (6)
Common equity tier 1 capital (to risk weighted assets)	13.87%	15.31%	13.87%	15.31%
Tier 1 leverage (core) capital (to adjusted tangible assets)	8.24	9.26	8.24	9.26
Tier 1 risk-based capital (to risk weighted assets)	13.87	15.31	13.87	15.31
Total risk-based capital (to risk weighted assets)	14.68	15.94	14.68	15.94
Average equity to average total assets (7)	8.76	10.06	9.06	10.03

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(1)	Annualized for the three and six months ended June 30, 2020 and 2019.
(2)	Represents the difference between the weighted-average yield on interest-earning assets and the weighted-average cost of interest-bearing liabilities for the period.
(3)	The net interest margin represents net interest income as a percent of average interest-earning assets for the period.
(4)	The efficiency ratio represents non-interest expense dividend by the sum of the net interest income and non-interest income.
(5)	Asset quality ratios are end of period ratios.
(6)	Capital ratios are for Huntingdon Valley Bank.
(7)	Represents consolidated average equity to average total assets.